CERTIFICATE OF DESIGNATION OF RIGHTS, PRIVILEGES AND PREFERENCES OF
                       CLASS D VOTING PREFERRED STOCK, OF
                             KLEVER MARKETING, INC.

         The undersigned, Richard J. Trout, hereby certifies that:

         A. He is the duly elected and acting President of Klever Marketing, Inc., a Delaware corporation (hereafter the "Corporation");

         B. The following resolutions of the Board of Directors of the Corporation, duly adopted as of May 20, 2002 pursuant to Section 151 of the General Corporation Law of the State of Delaware and Article IV of the Corporation's Certificate of Incorporation set forth the rights, preferences and privileges of the various series of Corporation's Class D Voting Preferred Stock.

         Pursuant to the provisions of its Certificate of Incorporation, the Corporation hereby authorizes and establishes a series of its preferred stock, par value $.01 per share, consisting of 500,000 shares, to be known as "Class D Voting Preferred Stock," having the following designations, rights and preferences:

         1. Designation and Amount. Of the 2,000,000 shares of preferred stock of the Corporation, par value $.01 per share, as authorized by Article IV of the Corporation's Certificate of Incorporation, 500,000 shares are hereby designated "Class D Voting Preferred Stock" (the "Class D Shares").

         2. Definitions. For purposes of this Certificate, the following terms shall have the following definitions:

         2.1 "Class D Shares" shall mean the Class D Voting Preferred Stock.

         2.2 "Preferred Stock" shall mean the Class D Shares and all other authorized Preferred Shares, collectively.

         2.3 "Common Stock" shall mean the Corporation's authorized shares of Common Stock.

         2.4 "Liquidation Preference" for Class D Shares shall be the Original Issue Price, plus in each case any accrued but unpaid dividends on such shares, if any, appropriately adjusted for combinations, splits, dividends or distributions of shares of stock (a "Share Combination or Division") with respect to such shares.

         2.5 "Redemption Price" for the Class D Shares, are set forth in Section
         6.1 hereof.

         2.6 "Original Issue Date" shall mean June 14, 2002.

         2.7 "Original Issue Price" of the Class D Shares is Ten Dollars and fifty cents ($10.50) per share.

         2.8 "Act" shall mean the General Corporation Law of the State of Delaware, as amended.

         3. Dividends. The holders of Class D Shares shall be entitled to receive when and as declared by the Board of Directors of the Corporation out of any funds at the time legally available therefore dividends at the rate of the Original Issue Price divided by 11.8181818 per share per annum, payable semi-annually on the first day of January and July of each year. Such dividends shall accrue on each such share from the date of its original issuance and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative and may be paid in cash or in kind through the distribution of ..0425 Class D Shares for each outstanding Class D Share, on each dividend payment date; provided, that if such dividends in respect of any period shall not have been paid or declared and set apart for payment for all outstanding Class D Shares by each payment date, then until all unpaid dividends thereon shall be paid or set apart for payment to the holders of such shares, the Corporation may not pay, declare or set apart any dividend or other distribution on its shares of Common Stock or other shares junior to the Class D Shares, nor may any other distributions, redemptions or other payments be made with respect to the shares of Common Stock or other junior shares. In addition to the foregoing, each holder of a Class D Share shall be entitled to receive, when and as declared, a dividend equal to each dividend declared and paid on the shares of Common Stock, on a share for share basis, so the holders of the Class D Shares shall be entitled to participate equally on a share for share basis with the holders of the shares of Common Stock. If there is a share split or dividend on the Common Stock, then the Class D Share dividends shall be adjusted as if a similar split or dividend had occurred with respect to the Class D Shares. No other right to dividends shall accrue to holders of Class D Shares as a result of a failure to declare or pay dividends with respect to any period.

         4. Voting Rights. Except as otherwise expressly provided herein or as required by law, and unless the Act provides for the holders of Class D Shares to vote separately from the holders of shares of Common Stock on a matter, the holder of each Class D Share shall be entitled to one vote for each share of Common Stock into which such Class D Shares could then be converted (with any fractional share determined on an aggregate conversion basis being rounded up or down to the nearest whole share) and shall have voting rights and powers equal to the voting rights and powers of a holder of shares of Common Stock. The holders of Class D Shares shall vote with the holders of shares of Common Stock and not as a separate class, and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation.

         5. Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner.

         5.1 Class D Shares. The holders of Class D Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of shares of Common Stock or any other Preferred Stock that are not expressly deemed to be on a par with or senior to the Class D Shares, an amount equal to their Liquidation Preference for each Class D Share then held by them. For this purpose, Preferred Stock Classes A, B and C, shall be on a par with Class D Shares. If such assets and funds are insufficient to permit the payment to the holders of Class D Shares of such full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed pro-rata among the holders of the Class D Shares and Preferred Stock Classes A, B and C in the proportion to their ownership.

         5.2 Remaining Liquidation Rights. After payment to the holders of Class D Shares and other Preferred Stock on a par with or senior to Class D Shares of the amounts set forth in Section 5.1 above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of all outstanding shares of Common Stock pro-rata, based on the number of shares of Common Stock held by each holder.

         5.3 Consolidation, Merger, Sale of Assets. Neither the consolidation or the merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or substantially all of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 5, unless such sale, lease or conveyance shall be in connection with a plan of liquidation, dissolution, or winding up of the Corporation.

         6.  Redemption.   The  Class  D  Shares  shall  be  redeemable  by  the
Corporation, in whole or in part, at the option of the Board of Directors of the Corporation, at any time and from time to time on or after May 14, 2007.

         6.1 Redemption Price. The Redemption Price of the Class D Shares shall be the Original Issue Price, together with accrued but unpaid dividends on such shares, if any. The date fixed by the Corporation for any such redemption is herein called the "Redemption Date". In the event of a redemption of only a part of the Class D Shares then outstanding, the Corporation shall effect a redemption of Class D Shares pro-rata among the holders of such Shares .

         6.2 Redemption Procedure. At least thirty (30) days prior to each Redemption Date, the Corporation shall give written notice of such redemption to each holder of record of the Class D Shares. Written notice shall be by certified mail enclosed in a postage paid envelope addressed to such holder at such holder's address as the same shall appear on the books of the Corporation. Such notice shall (i) state that the Corporation has elected to redeem such shares pursuant to
         Section 5.1 hereof, (ii) state the Redemption Date, and (iii) call upon such holder to surrender to the Corporation on or after such date at its principal office in Salt Lake City, Utah (or at such other place as may be designated by the Corporation) certificate or certificates representing the number of Class D Shares to be redeemed in accordance with such notice. On or after the Redemption Date, each holder of Class D Shares to be so redeemed shall present or surrender the certificate or certificates for such shares to the Corporation at the place designated in such notice and, thereupon, the Redemption Price of such shares shall be paid to, or to the order of, the person whose name appears on such certificate or certificates as the owner thereof. From and after the Redemption Date, unless default shall be made by the Corporation in providing for the payment of the Redemption Price pursuant to such notice, all rights of the holders of the Class D Shares so redeemed, except the right to receive the Redemption Price (but without interest thereon) shall cease and terminate.

         6.3 Reissue of Redeemed Shares. Unless the Board of Directors of the Corporation shall determine otherwise with respect to a specific transaction, Class D Shares redeemed by the Corporation shall not be retired but shall constitute authorized but unissued shares that may be reissued by the Corporation as it sees fit.

         7. Conversion. The holders of the Class D Shares shall have conversion rights as follows (the "Conversion Rights"):

         7.1 Right to Convert/Automatic Conversion.

                  (a) Each Class D Share shall be convertible, at the option of the holder thereof, at any time after the Original Issue Date, at the office of the Corporation or any transfer agent for the Class D Shares, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price for Class D Shares at the time in effect. The initial Conversion Price for Class D Shares shall be the Original Issue Price divided by ten (10); provided, however, that the Conversion Price shall be subject to adjustment as set forth in this
                  Section 7.

                  (b) Each Class D Share shall automatically be converted into shares of Common Stock at the then effective Conversion Price
                  (i) immediately prior to the closing of the Corporation's sale of shares of its Common Stock to the public in a bona fide, underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, in which (a) the aggregate price paid for such shares by the public is at least $25 million and (b) the price paid by the public for such shares (before deduction of underwriting discounts and registration expenses) results in a market valuation of the Corporation of at least $200 million, or (ii) promptly upon receipt of the affirmative vote of the holders of two-thirds of the outstanding Class D Shares.

         7.2 Mechanics of Conversion.

                  (a) To convert Class D Shares, the holder thereof shall surrender the certificate or certificates representing such shares, duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class D Shares, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Common Shares are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class D Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a check payable to the holder in the amount of any cash amounts payable to the holder in lieu of fractional shares, as provided in Section 7.7. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the Class D Shares to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                  (b)  In the  event  of an  automatic  conversion  pursuant  to
                  Section 7.1(b) the Class D Shares shall not be deemed to be converted until immediately prior to the closing of such sale of securities or one business day after the completion of the vote referenced in clause (ii) of Section 7.1(b). Upon the closing of such an offering or the day after the completion of the vote, the outstanding Class D Shares shall be converted automatically without further action by the holders of said shares and whether or not the certificates representing said shares are surrendered to the Corporation or its transfer agent; provided, however, the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any Class D Shares unless certificates evidencing such Class D Shares are either delivered to the Corporation or any transfer agent, or the holder notifies the Corporation that said certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation against any loss incurred by it in connection therewith. Upon the occurrence of the automatic conversion, the holders of Class D Shares shall surrender the certificates representing the shares at the office of the Corporation or of any transfer agent for the Class D Shares. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in such holder's name as shown on such surrendered certificate or certificates (or such other name as such holder may designate), a certificate or certificates for the number of shares of Common Stock into which the Class D Shares surrendered were convertible on the date on which the event effecting the automatic conversion occurred.

         7.3 Conversion Price Adjustment. The Conversion Price of the Class D Shares shall be subject to adjustment from time to time as follows:

                  (a) (i) If the Corporation shall issue any "Additional Stock" (as defined in Section 7.3(b) below) for a consideration per share less than the Conversion Price of the Class D Shares in effect immediately prior to the issuance of such Additional Stock, then the applicable Conversion Price for the Class D Shares in effect immediately prior to each such issuance shall forthwith be adjusted to a price determined by dividing the aggregate consideration received by the Corporation for all Additional Stock issued by the Corporation during the preceding 12 month period, including the consideration to be received by the Corporation for the issuance of such Additional Stock, by the aggregate number of shares of Additional Stock issued during such preceding 12 month period, including the number of shares of Additional Stock to be issued in the new issuance. Immediately after any shares of Additional Stock are deemed to be issued pursuant to Section 7.3(a)(v), such shares of Additional Stock shall be deemed to be outstanding.

                  (ii) No adjustment of the applicable Conversion Price shall be made in an amount less than one cent ($.01) per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of one cent ($0.01) per share or more in the Conversion Price. Except to the limited extent provided for in Sections 7.3(a)(v)(3) and 7.3(a)(v)(4), no adjustment of such Conversion Price pursuant to this Section 7.3(a) shall have the effect of increasing such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                  (iii) In the case of the issuance of shares of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefore before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (iv) In the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                  (v) In the case of the issuance of options to purchase or rights to subscribe for shares of Common Stock, securities by their terms convertible into or exchangeable for shares of Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (that are not expressly excluded from the definition of Additional Stock), the following provisions shall apply:

                           (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for shares of Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 7.3(a)(iii) and 7.3(a)(iv)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the shares of Common Stock covered thereby.

                           (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion of or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration, if any, received by the Corporation for any such securities, or for any such options or rights, plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of related securities, for such shares of Common Stock (the consideration in each case to be determined in the manner provided in Sections 7.3(a)(iii) and 7.3(a)(iv)).

                           (3) In the event of any change in the number of shares of Common Stock deliverable or any increase in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Common Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of shares of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such related securities.

                           (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Class D Shares obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights and conversion or exchange of such related securities.

                  (b) "Additional Stock" shall mean any shares of Common Stock issued either directly or upon exercise or conversion of a derivative instrument (or deemed to have been issued pursuant to Section 7.3(a)(v)) by the Corporation after the Original Issue Date other than:

                  (i) Shares of Common Stock issued pursuant to a transaction described in subsection 7.3(c) hereof;

                  (ii) Shares of Common Stock issuable or issued to employees, officers, directors or consultants of the Corporation directly or pursuant to a stock option plan or agreement or restricted stock plan or agreement approved by the Board of Directors of the Corporation, when the total number of shares of Common Stock so issuable or issued does not exceed seven hundred fifty thousand (750,000) shares (appropriately adjusted to reflect subsequent Share Combinations or Divisions, and net of any such shares repurchased by the Corporation at cost upon termination of employment or services, and net of any such options which may expire unexercised);

                  (iii) Shares of Common Stock issued or issuable in connection with debt or lease financing approved by the Board of Directors; (iv) Shares of Common Stock issued or issuable in connection with any acquisition approved by the Board of Directors; (v) Shares of Common Stock issued or issuable upon conversion of the Preferred Stock Classes A, B, C or D; (vi) Common Stock issued or issuable as dividend payments or accruals; or (vii) Shares of Common Stock issued prior to the Original Issue Date or pursuant to subscription agreements entered into by the Corporation prior to the Original Issue Date.

                  (c) In the event the Corporation should at any time or from time to time after the Original Issue Date fix a record date to effect a split of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such split, dividend or distribution if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each Class D Share shall be increased in proportion to such increase of outstanding shares (and/or shares deemed to be outstanding as determined in accordance with Section 7.3(a)(v)).

                  (d) If the number of shares of Common Stock outstanding at any time after the Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each Class D Share shall be decreased in proportion to such decrease in the number of outstanding shares of Common Stock .

         7.4 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the shares of Common Stock issuable upon the conversion of the Class D Shares are changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a share combination or division provided for elsewhere in this Section 7), in any such event each holder of the Class D Shares shall have the right thereafter to convert such shares into the kind and amount of securities and property receivable upon such recapitalization, reclassification or other change by holders of the shares of Common Stock into which such Class D Shares could have been converted immediately prior to such recapitalization, reclassification or change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of holders of Class D Shares after such recapitalization, reclassification or the like to the end that the provisions of this Section 7 (including adjustment of the Conversion Price then in effect and the number of shares of Common Stock receivable upon conversion of the Class D Shares) shall be applicable after that event and be as nearly equivalent as possible.

         7.5 Reorganizations, Mergers, Sale of Assets. If at any time or from time to time after the Original Issue Date the Corporation effects a merger, sale or conveyance of all or substantially all of the assets of the Corporation, or similar reorganization (other than a reclassification, exchange or substitution provided for in Section 7.4), then as a part of such merger, sale or conveyance of assets, or other reorganization provision shall be made so that the holders of Class D Shares shall thereafter be entitled to receive upon conversion of the Class D Shares the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion of such Class D Shares would have been entitled upon such merger, sale or conveyance of assets or other reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of Class D Shares after the merger, sale or conveyance of assets or other reorganization to the end that the provisions of this Section 7 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Class D Shares) shall be applicable after that event and be nearly equivalent as practicable.

         7.6 No Impairment. The Corporation will not, without the approval of the holders of Class D Shares as required under Section 8, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights against impairment.

         7.7 No Fractional Shares. No fractional shares shall be issued upon conversion of any of the Class D Shares, and the number of shares of Common Stock to be issued upon conversion shall be rounded down to the nearest whole share. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the fraction multiplied by the fair market value of one share of Common Stock immediately prior to the conversion, as determined by the Board of Directors in good faith. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Class D Shares the holder is at the time converting into shares of Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

         8. Protective Provisions for Class D Shares. As long as at least an aggregate of fifty thousand (50,000) of the Class D Shares (as appropriately adjusted for Share Combinations or Divisions) shall be outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of not less than a majority of the total number of Class D Shares then outstanding, voting together as one class:

         8.1 Certain Class D Share Changes. Amend or repeal any provision of, or add any provision to, the Corporation's certificate of incorporation or bylaws, if such action would alter or change the rights, preferences, privileges or restrictions of the Class D Shares;

         8.2 Senior Securities or Debt Instruments. Issue shares of any series or class of stock having any preference or priority as to dividends, assets or other rights superior to any such preference or priority enjoyed by the holders of the Class D Shares and/or the issuance of any debt security instruments having a preference or other rights superior to any preference or priority enjoyed by the holders of the Class D Shares.

         8.3 Dividends. Declare or pay any dividends on account of shares of Common Stock, except for share dividends issued pro rata to the holders of shares of Common Stock;

         8.4 Redemption. Purchase or redeem any capital stock of the Corporation except pursuant to Section 6 hereof or through a purchase or redemption of shares of Common Stock from an officer, employee, director or consultant of the Corporation upon termination of employment or services pursuant to the terms of a stock purchase or stock option plan or agreement

         9. Board of Director Seat. In the event there are at least 100,000 shares of Class D Shares outstanding that were purchased for cash, as opposed to conversion of indebtedness, (the "Cash Purchased Class D Shares) the holders of the Cash Purchased Class D Shares shall be entitled to elect by majority vote one member of the board of directors at closing of their cash purchase and at each election of the Board of Directors of the Corporation.

         10.      Notices.

         10.1 Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, or right to purchase or otherwise acquire any securities or property of the Corporation, or any other right (other than the right to vote shares), the Corporation shall mail to each holder of the Class D Shares at least fifteen (15) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

         10.2 Manner of Notice. Any notice required or permitted to be given by the provisions of this Certificate of Incorporation to the holders of Class D Shares (or any Class thereof) shall be given in writing and shall be deemed to have been duly given if delivered personally or when mailed by registered or certified mail, postage prepaid, to each such holder of record of Class D Shares at such holder's address appearing on the books of this Corporation.

         IN WITNESS WHEREOF, Klever Marketing, Inc., has caused this Certificate to be executed this 14th day of June 2002, by its undersigned duly authorized officer.

                                            KLEVER MARKETING, INC.

                                        By: ___________________________________
                                            Richard J. Trout
                                            Its:  President